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                                                               EXHIBIT 4(a)

Certificate Number: ____________             Principal Amount:________________
Date of Maturity: ______________             Interest Rate: __________________

                            CREDIT CONCEPTS, Inc.

                      SHORT-TERM INVESTMENT CERTIFICATE


     This is to certify that Credit Concepts, Inc., an Oregon corporation (the "Company") promises to pay to _______________________________________________,
or assigns ("Holder") the sum of ___________________________ thousand and no/100 dollars ($___,000.00) at the principal offices of the Company on __________________, _____ ("Date of Maturity"), which is two (2) years from the date hereof. This Investment Certificate shall bear simple interest at the rate of ______________ percent (___%) per annum. Interest on this Investment Certificate shall be paid and mailed to the Holder's address as registered on the books of the Company, within five days following the end of each calendar quarter of the Company. By written notice to the Company, accompanied by delivery of the original of this Certificate, the Holder may accelerate the Date of Maturity to the ninetieth (90th) day following the date of the Company's receipt of the notice and Certificate, but in such event no interest will accrue between the date of receipt of the notice and the Date of Maturity as so accelerated. Although this Investment Certificate is not a negotiable instrument, this Investment Certificate may be assigned but only through use of the form of assignment appearing on the reverse side of this Investment Certificate. In the event of assignment, the assignee should submit this Certificate to the Company so that it may be registered in the name of the assignee on the Company's books and the assignee will become the Holder of record entitled to interest payments paid after that date. If interest is not timely paid within ten days of the payment date, the entire sum of principal and interest shall, at the option of the Holder, become immediately due and payable without notice. In the event the Holder is required to institute collection proceedings on this Investment Certificate, the Company shall pay all costs thereof, including reasonable attorneys fees. On the Date of Maturity the Holder must present this Certificate to the Company for payment, as interest on this Certificate ceases to accrue after that date. PAYMENT OF PRINCIPAL AND INTEREST DUE UNDER THIS INVESTMENT CERTIFICATE IS EXPRESSLY SUBORDINATE AND JUNIOR TO THE RIGHTS OF ANY ONE OR MORE COMMERCIAL BANKS WHICH, NOW OR IN THE FUTURE, MAKE A LOAN OR OTHERWISE EXTEND CREDIT TO THE COMPANY. THE BANK INDEBTEDNESS WILL BE SECURED BY A SECURITY INTEREST IN ALL OF THE COMPANY'S CONTRACTS, RECEIVABLES AND THEIR PROCEEDS. IN THE ABSENCE OF A DEFAULT IN THE COMPANY'S OBLIGATIONS TO SUCH BANKS, PRINCIPAL AND INTEREST PAYMENTS MAY BE MADE TO THE HOLDER OF THIS CERTIFICATE. HOWEVER, IN THE EVENT THE COMPANY DEFAULTS IN ITS OBLIGATIONS OWED TO THE BANK(S), NO PRINCIPAL OR INTEREST PAYMENTS PAID OR FALLING DUE UNDER THIS CERTIFICATE AFTER THAT DATE MAY BE MADE BY THE COMPANY OR RETAINED BY THE HOLDER UNTIL ALL OBLIGATIONS TO THE BANK(S) HAVE BEEN PAID IN FULL. NO PAYMENT SHALL BE REQUIRED UNDER THIS CERTIFICATE IF THE PAYMENT WOULD CAUSE AN EVENT OF DEFAULT UNDER THE COMPANY'S OBLIGATIONS TO THE BANK(S). IN THE EVENT OF A BANKRUPTCY BY THE COMPANY, THE BANK(S) SHALL BE ENTITLED TO FILE AND VOTE THE CLAIMS OF THE HOLDERS OF THESE CERTIFICATES.


     IN WITNESS WHEREOF, the Company has caused this Investment Certificate to be signed below by its duly authorized officers as of this ___ day of _______________, ______.

____________________________   (Corporate Seal)
______________________________
(Tom W. Palmer) President                              (Eugene C. Albert)
Secretary